                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-89604


PROSPECTUS SUPPLEMENT NO. 7
(TO PROSPECTUS DATED AUGUST 29, 2002)

[PRIDE INTERNATIONAL LOGO]

                                  $300,000,000
                    2 1/2% Convertible Senior Notes Due 2007
                                       and
               Common Stock Issuable Upon Conversion of the Notes

         This document supplements our prospectus dated August 29, 2002, as supplemented to date (the "prospectus"), relating to $300,000,000 aggregate principal amount of our 2 1/2% Convertible Senior Notes Due 2007 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The information in the following table supersedes the tables in supplements 2 through 6 to the prospectus and supplements the information under the caption "Selling Security Holders" in the prospectus.

                                                   PRINCIPAL AMOUNT OF                  NUMBER OF SHARES
                                                    NOTES BENEFICIALLY   PERCENTAGE OF   OF COMMON STOCK    PERCENTAGE OF
                                                      OWNED THAT MAY         NOTES            THAT           COMMON STOCK
 NAME                                                    BE SOLD          OUTSTANDING      MAY BE SOLD     OUTSTANDING (1)
 ----                                                    -------          -----------      -----------     ---------------
 CC Investments, LDC.........................          $ 1,000,000             *               60,569             *
 Convertible Securities Fund.................               20,000             *                1,211             *
 Goldman Sachs and Company...................              200,000             *               12,113             *
 Lehman Brothers Special Financing Inc.......           33,759,000           11.3%          2,044,762            1.4%
 Nations Convertible Securities Fund.........            1,980,000             *              119,927             *
 S.A.C. Capital Associates, LLC (2)..........           13,000,000           4.3%             787,402             *
 UBS O'Connor LLC f/b/o O'Connor Global
   Convertible Arbitrage Master Limited......              750,000             *               45,427             *

 *    Less than 1%
(1) Calculated using 151,391,296 shares of common stock outstanding as of August 8, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the notes currently outstanding. As of the date of this prospectus supplement, $300 million aggregate principal amount of the debentures was outstanding.
(2) S.A.C. Capital Associates, LLC also beneficially owns 89,500 shares of common stock.

         INVESTING IN THE NOTES AND THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is November 12, 2002.